Exhibit 15.3

[Letterhead of Maples and Calder]

NetEase, Inc.

Building No. 7, West Zone

Zhongguancun Software Park (Phase II)

No. 10 Xibeiwang East Road, Haidian District

Beijing 100193, People’s Republic of China

22 April 2016

Dear Sir

Re: NetEase, Inc.

We have acted as legal advisors as to the laws of the Cayman Islands to NetEase, Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2015.

We hereby consent to the reference of our name under the headings “Taxation” and “Enforcement of Civil Liabilities” in the Form 20-F.

Yours faithfully

/s/ Maples and Calder

Maples and Calder